UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2026

Onex Direct Lending BDC Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01405	86-3687484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

930 Sylvan Avenue
Englewood Cliffs, NJ	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 541-2121

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

Portfolio and Business Commentary

(All figures as of June 30, 2026, unless otherwise noted.)

For the quarter ended June 30, 2026, the Company’s net asset value (“NAV”) per share was $17.31, compared to $18.75 as of March 31, 2026. The quarter-over-quarter change in NAV per share was driven primarily by unrealized losses from certain of the Company’s investments in the portfolio. Net investment income was $0.49 per share for the quarter ended June 30, 2026. Dividends for the quarter ended June 30, 2026 were $0.53 per share, representing an annualized distribution yield of 12.25% based on second quarter NAV per share.1 The Company’s quarterly and year-to-date returns through June 30, 2026 were -5.1% and -12.3%, respectively. For the quarter ended June 30, 2026, approximately 64% of the gross unrealized losses were driven by four portfolio companies, comprised of three Level 3 assets and one Level 2 asset (all Level 3 assets are valued by an independent third party).

As of June 30, 2026, the fair market value of the Company’s portfolio was $287.8 million across 43 portfolio companies and 15 industries. The Company’s unfunded commitments were $15.2 million at June 30, 2026. The Company’s portfolio was positioned with 98% first lien debt investments and 99% floating rate investment commitments based on par value, underscoring the Company’s focus to position the portfolio at the top of the capital structure. As of June 30, 2026, there was one investment on non-accrual status, representing 3.7% of the Company’s investment portfolio at fair value, as compared with 6.5% as of March 31, 2026. As of June 30, 2026, the asset coverage ratio of total assets to total borrowings was 190%. As of June 30, 2026, the Company’s net leverage ratio was 1.04x2, which was within our target leverage ratio of 0.75x to 1.25x, and the Company had remaining facility sizes totaling $158.0 million.3

As of June 30, 2026, the weighted average senior leverage of the portfolio at the time of commitment was approximately 5.2x, the loan-to-value ratio was approximately 44%, and the weighted average spread over reference rate to the Secured Overnight Financing Rate (“SOFR”), and Canadian Dollar Offered Rate (“CDOR”) was 590 bps. Quarter-to-date and year-to-date, the weighted average spread of new investments for the portfolio was 574 bps and 510 bps, respectively. The weighted average spread on the portfolio as of the quarter ended June 30, 2026 was 521 bps.

During the second quarter, the Company closed on three new borrowers to the portfolio and completed eleven exits. As of June 30, 2026, 86% of the Company’s loan portfolio based on fair value was priced above 85 cents on the dollar.

1.

The annualized distribution yield is calculated by multiplying the current quarter’s (Q2 2026) regular distribution per share by four and dividing the result by the current quarter’s ending NAV per share. If the calculation was based on the prior quarter’s (Q1 2026) ending NAV per share, the annualized distribution yield would be 11.31% as of June 30, 2026.

2.

Net leverage ratio is defined as debt outstanding less cash and cash equivalents, divided by net assets. The Company believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $9.7 million of cash and cash equivalents as of June 30, 2026. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing the Company’s financial condition. As of June 30, 2026, the Company’s gross leverage ratio was 1.11x.

3.

Includes borrowing facility sizes of $300.0 million under the Company’s SPV facility and $20.0 million under the Revolving OUSH Loan. The availability of this amount is subject to an overcollateralization ratio test, which is based on the value of the Company’s SPV’s assets from time to time, and satisfaction of certain conditions, including an interest coverage ratio test, certain concentration limits and collateral quality tests.

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01.	Other Events.

Net Asset Value

The net asset value (“NAV”) per share of the Company as of June 30, 2026, as determined in accordance with the Company’s valuation policy, is set forth below.

NAV per share as of June 30, 2026
Common shares of beneficial interest, par value $0.001	$17.31

As of June 30, 2026, the Company’s aggregate net asset value was $146.1 million and the fair value of its investment portfolio was $287.8 million.

Status of Offering

The Company has sold Common Shares as part of the Private Offering. The following table lists the Common Shares issued and total consideration for the Private Offering as of the date of this filing. The Company intends to continue selling Common Shares in the Private Offering on a quarterly basis.

	Common Shares Issued	Total Consideration
Common shares of beneficial interest, par value $0.001	14,505,946	$359.8 million

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEX DIRECT LENDING BDC FUND

Date: July 21, 2026	By:	/s/ Albert Siu
	Name:	Albert Siu
	Title:	Chief Financial Officer and Treasurer